1 Q3-23 Financial Highlights2(A) Q3-23 Business Segment Highlights2,3(A) Consumer Banking Global Wealth and Investment Management Global Banking Global Markets See page 10 for endnotes. Amounts may not total due to rounding. 1 Revenue, net of interest expense. 2 Financial Highlights and Business Segment Highlights are compared to the year-ago quarter unless noted. Loan and deposit balances are shown on an average basis unless noted. 3 The Corporation reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis. 4 Represents the percentage of consumer checking accounts that are estimated to be the customer’s primary account based on multiple relationship factors (e.g., linked to their direct deposit). 5 Includes repurchases to offset shares awarded under equity-based compensation plans. 6 Source: Dealogic as of September 30, 2023. 7 Tangible book value per common share and return on average tangible common shareholders’ equity ratio represent non-GAAP financial measures. For more information, see page 19. • Net income rose 10% to $7.8 billion, or $0.90 per diluted share, compared to $7.1 billion, or $0.81 per diluted share for Q3-22 • Revenue, net of interest expense, increased 3% to $25.2 billion – Net interest income (NII) up $614 million, or 4%, to $14.4 billion ($14.5 billion FTE)(B), driven primarily by benefits from higher interest rates and loan growth – Noninterest income of $10.8 billion increased $51 million, as higher sales and trading revenue and asset management fees more than offset lower other income • Provision for credit losses of $1.2 billion increased $336 million – Net reserve build of $303 million vs. net reserve build of $378 million in Q3-22(C) – Net charge-offs of $931 million increased compared to the prior year and remained below Q4-19 pre-pandemic levels • Noninterest expense of $15.8 billion increased 3% driven by increased investments in the franchise across people and technology, as well as higher FDIC expense from the increased assessment on banks announced in 2022; efficiency ratio of 63% • Average deposit balances up approximately $1 billion from Q2-23 to $1.9 trillion; declined $87 billion, or 4%, from Q3-22 • Average loan and lease balances up $12 billion, or 1%, to $1.0 trillion led by higher credit card balances • Average Global Liquidity Sources of $859 billion(D) • Common equity tier 1 (CET1) ratio of 11.9% (Standardized) increased 29 bps from Q2-23(E) and was 240 basis points above regulatory minimum, effective October 1, 2023; returned $2.9 billion to shareholders through common stock dividends and share repurchases5 • Book value per common share rose 9% to $32.65; tangible book value per common share rose 12% to $23.797 • Return on average common shareholders' equity ratio of 11.2%; return on average tangible common shareholders' equity ratio of 15.5%7 • Net income of $1.2 billion • Sales and trading revenue up 8% to $4.4 billion, including net debit valuation adjustment (DVA) losses of $16 million; Fixed Income, Currencies and Commodities (FICC) revenue up 6% to $2.7 billion, and Equities revenue up 10% to $1.7 billion • Excluding net DVA(F), sales and trading revenue up 8% to $4.4 billion; FICC revenue up 6% to $2.7 billion; Equities revenue up 10% to $1.7 billion • Zero days of trading losses in Q3-23 From Chair and CEO Brian Moynihan: “Our teammates delivered another strong quarter. We generated $7.8 billion in earnings, up 10 percent from the third quarter a year ago. We added clients and accounts across all lines of business. We did this in a healthy but slowing economy that saw US consumer spending still ahead of last year but continuing to slow. Our growth in revenue and earnings allowed us to continue our investments in our people and technology to drive an enhanced client experience.” • Net income of $1.0 billion • Client balances of $3.6 trillion, up 9%, driven by higher market valuations and positive net client flows • $44 billion of AUM flows since Q3-22 • Client Activity – Added nearly 7,000 net new relationships across Merrill and Private Bank in Q3-23, up 20% from Q3-22 – AUM balances of $1.5 trillion, up $167 billion; $14 billion of AUM flows in Q3-23 – Opened over 39,000 bank accounts, up 6% • Net income of $2.6 billion • Total investment banking fees (excl. self-led) of $1.2 billion, up 2% • No. 3 in investment banking fees6 • Client Activity – Average deposits of $504 billion increased $9 billion, or 2% – Added more than 1,900 new clients YTD, August 2023, while deepening relationships with existing clients • Net income of $2.9 billion • Revenue of $10.5 billion, up 6% • Average deposits of $980 billion, down 8%; 36% above pre-pandemic levels • Average loans and leases of $311 billion increased $16 billion, or 5% • Combined credit / debit card spend of $225 billion, up 3% • Client Activity – Added over 200,000 net new Consumer checking accounts in Q3-23; 19th consecutive quarter of growth – Record 36.6 million consumer checking accounts with 92% being primary4 – Record Small Business checking accounts of 3.9 million, up 4% – Record consumer investment assets of $387 billion grew 28%; accounts grew 10% with record client flows of $51 billion since Q3-22 – Digital logins exceeded 3 billion, up 10%; digital sales represented 46% of total sales Bank of America Reports Q3-23 Net Income of $7.8 Billion; EPS of $0.90, up 11% YoY Revenue Improved YoY to $25.2 Billion1 led by Net Interest Income, up 4%, to $14.4 Billion CET1 Ratio of 11.9%; Book Value Per Share of $32.65 Grew 9% YoY

BANK OF AMERICA

From Chief Financial Officer Alastair Borthwick:

"We grew revenue and net income from the third quarter of 2022, as we continued to execute on our Responsible Growth strategy. We remained disciplined and decreased expenses for the second consecutive quarter while continuing to invest in our franchise. Our organic earnings generation allowed us to build our capital ratio to 11.9%, leaving us well above our 9.5% October 1st minimum requirement, and we returned $2.9 billion to shareholders in common stock dividends and share repurchases."

Bank of America Financial Highlights

	Three Months Ended		
($ in billions, except per share data)	**9/30/2023**	**6/30/2023**	**9/30/2022**
Total revenue, net of interest expense	**$25.2**	$25.2	$24.5
Provision for credit losses	**1.2**	1.1	0.9
Noninterest expense	**15.8**	16.0	15.3
Pretax income	**8.1**	8.0	8.3
Pretax, pre-provision income[1(G)]	**9.3**	9.2	9.2
Income tax expense	**0.3**	0.6	1.2
Net income	**7.8**	7.4	7.1
Diluted earnings per share	**$0.90**	$0.88	$0.81

[1] Pretax, pre-provision income represents a non-GAAP financial measure. For more information, see page 19.

Spotlight on Net Income and Common Equity Tier 1 Capital ($B)

Net Income


$7.1
$7.1
$8.2
$7.4
$7.8
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023

Common Equity Tier 1 Capital[1]


Common Equity Tier 1 capital
Common Equity Tier 1 capital ratio
$175.6
$180.1
$184.4
$190.1
$194.2
11.0%
11.2%
11.4%
11.6%
11.9%
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023

[1] Common equity tier 1 capital ratio under the Standardized approach.

2

BANK OF AMERICA

Consumer Banking[1,2]

- Net income of $2.9 billion decreased 7%, as strong revenue growth was more than offset by higher provision for credit losses and noninterest expense
  - Pretax income of $3.8 billion decreased 6%
  - Pretax, pre-provision income[(G)] of $5.2 billion increased 9%
  - 10th consecutive quarter of operating leverage[(H)]; efficiency ratio improved to 50%
- Revenue of $10.5 billion improved 6%, driven by improved NII from higher interest rates and loan balances
- Provision for credit losses of $1.4 billion increased $659 million
  - Net reserve build of $486 million[(C)] in Q3-23, driven primarily by credit card
  - Net charge-offs of $911 million increased $399 million driven by credit card; remained below Q4-19 pre-pandemic level
- Noninterest expense of $5.3 billion increased $159 million, driven primarily by continued investments in the business and higher FDIC expense

Business Highlights[1,4(A)]

- Average deposits of $980 billion decreased $89 billion, or 8%
  - 57% of deposits in checking accounts; 92% primary accounts[5]
- Average loans and leases of $311 billion increased $16 billion, or 5%
- Combined credit / debit card spend of $225 billion increased 3% from Q3-22
- Record consumer investment assets[3] of $387 billion grew $85 billion, or 28%, driven by record $51 billion of client flows from new and existing clients and higher market valuations
  - 3.8 million consumer investment accounts, up 10%
- 10.7 million Total clients[6] enrolled in Preferred Rewards, up 7%, with 99% annualized retention rate

Strong Digital Usage Continued[1]

- 74% of overall households[7] actively using digital platforms
- 46 million active digital banking users, up 5% or 2.3 million
- ~1.5 million digital sales, down 19%
- Record 3.2 billion digital logins, up 10%
- New Zelle® records: 21 million active users, up 19% YoY, sent and received 323 million transactions, worth $97 billion, up 27% and 25% YoY, respectively
- Clients booked ~938,000 digital appointments

Financial Results

	Three months ended		
($ in millions)	9/30/2023	6/30/2023	9/30/2022
Total revenue[2]	**$10,472**	$10,524	$9,904
Provision for credit losses	**1,397**	1,267	738
Noninterest expense	**5,256**	5,453	5,097
Pretax income	**3,819**	3,804	4,069
Income tax expense	**955**	951	997
Net income	**$2,864**	$2,853	$3,072

Business Highlights[(A)]

	Three months ended		
($ in billions)	9/30/2023	6/30/2023	9/30/2022
Average deposits	**$980.1**	$1,006.3	$1,069.1
Average loans and leases	**310.8**	306.7	295.2
Consumer investment assets (EOP)[3]	**387.5**	386.8	302.4
Active mobile banking users (MM)	**37.5**	37.3	34.9
Number of financial centers	**3,862**	3,887	3,932
Efficiency ratio	**50 %**	52 %	51 %
Return on average allocated capital	**27**	27	30
Total Consumer Credit Card[4]			
Average credit card outstanding balances	**$98.0**	$94.4	$85.0
Total credit / debit spend	**225.3**	226.1	218.2
Risk-adjusted margin	**7.7 %**	7.8 %	10.1 %

1 Comparisons are to the year-ago quarter unless noted.
2 Revenue, net of interest expense.
3 Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and AUM in Consumer Banking.
4 The Consumer credit card portfolio includes Consumer Banking and GWIM.
5 Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
6 As of August 2023. Includes clients in Consumer, Small Business and GWIM.
7 Household adoption represents households with consumer bank login activities in a 90-day period, as of August 2023.

Continued Business Leadership

- No. 1 in estimated U.S. Retail Deposits[(a)]
- No. 1 Online Banking and Mobile Banking Functionality[(b)]
- No. 1 Small Business Lender[(c)]
- Best Bank in North America[(d)]
- Best Consumer Digital Bank in the U.S.[(e)]
- Best Bank in the U.S. for Small and Medium Enterprises[(f)]
- Certified by J.D. Power for Outstanding Client satisfaction with Customer Financial Health Support – Banking & Payments[(g)]
- No. 1 in Customer Satisfaction for U.S. Retail Banking Advice[(h)]

See page 11 for Business Leadership sources.

3

BANK OF AMERICA

Global Wealth and Investment Management[1,2]

- Net income of $1.0 billion decreased 13%
  - Pretax margin 26%
  - Strong organic client activity
- Revenue of $5.3 billion decreased 2%, driven by lower NII, partially offset by higher asset management fees due to higher market levels and client flows
- Noninterest expense of $4.0 billion increased 4%, driven by investments in the business, including strategic hiring

Business Highlights[1(A)]

- Client balances of $3.6 trillion increased 9%, driven by higher market valuations and positive net client flows
  - AUM flows of $14 billion in Q3-23
  - Average deposits of $292 billion decreased $48 billion, or 14%
  - Average loans and leases of $219 billion decreased $5 billion, or 2%

Merrill Wealth Management Highlights[1]

Client Activity and Advisor Engagement

- Client balances of $3.0 trillion[(A)]
- AUM balances of $1.2 trillion
- ~6,300 net new households in Q3-23, up 22%

Strong Digital Usage Continued

- 83% of Merrill households[3] digitally active across the enterprise
- Continued strength of advisor / client digital communications; ~407,000 households exchanged ~1.6 million secure messages
- Record 79% of households enrolled in eDelivery; ~319,000 planning reports generated, up 19%; 64% of clients received a planning report in the last 24 months, up from 43% a year ago
- 74% of eligible checks deposited through automated channels
- 70% of eligible Bank and Brokerage accounts opened through Digital Onboarding, up from 33% a year ago

Bank of America Private Bank Highlights[1]

Client Engagement

- Client balances of $573 billion[(A)]
- AUM balances of $340 billion
- ~600 net new relationships in Q3-23, up 8%

Strong Digital Usage Continued

- 92% of clients[4] digitally active across the enterprise
- 75% of eligible checks deposited through automated channels
- Clients continued leveraging the convenience and effectiveness of our digital capabilities:
  - Zelle® transactions up 38%
  - Digital wallet transactions up 40%

Financial Results

	Three months ended		
($ in millions)	**9/30/2023**	**6/30/2023**	**9/30/2022**
Total revenue[2]	**$5,321**	$5,242	$5,429
Provision for credit losses	**(6)**	13	37
Noninterest expense	**3,950**	3,925	3,816
Pretax income	**1,377**	1,304	1,576
Income tax expense	**344**	326	386
Net income	**$1,033**	$978	$1,190

Business Highlights[(A)]

	Three months ended		
($ in billions)	**9/30/2023**	**6/30/2023**	**9/30/2022**
Average deposits	**$291.8**	$295.4	$339.5
Average loans and leases	**218.6**	218.6	223.7
Total client balances (EOP)	**3,550.9**	3,635.2	3,248.8
AUM flows	**14.2**	14.3	4.1
Pretax margin	**26 %**	25 %	29 %
Return on average allocated capital	**22**	21	27

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] Percentage of digitally active Merrill primary households ($250K+ in investable assets within the enterprise). Excludes Stock Plan and Banking only households.
[4] Percentage of digitally active Private Bank core relationships ($3MM+ in total Balances). Includes third-party activities and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships.

Continued Business Leadership

- No. 1 on Forbes' Best-in-State Wealth Advisors (2023), Top Women Wealth Advisors (2023), Top Women Wealth Advisors Best-in State (2023), Best-in-State Teams (2023), and Top Next Generation Advisors (2023)
- No. 1 on Barron's Top 100 Women Financial Advisors List (2023)
- No. 1 on Financial Planning's 'Top 40 Advisors Under 40' List (2023)
- Celent Model Wealth Manager award (2023)
- No. 1 in personal trust AUM[(i)]
- Best National Private Bank[(j)] and in North America[(k)]
- Best Broker-Dealer for Technology[(l)]
- Largest U.S. Outsourced Manager for Endowment and Foundation Assets[(m)]
- Best Private Bank Philanthropic Initiative in Americas[(n)]

See page 11 for Business Leadership sources.

4

BANK OF AMERICA

Global Banking[1,2,3]

- Net income of $2.6 billion increased 26%
  - Pretax income of $3.5 billion increased 27%
  - Pretax, pre-provision income[(G)] of $3.4 billion increased 16%
- Revenue of $6.2 billion increased 11%, driven primarily by higher NII and leasing revenue
- Provision for credit losses reflected a benefit of $119 million, driven primarily by net loan paydowns, and decreased $289 million from Q3-22, as the prior year included a reserve build[(C)]
- Noninterest expense of $2.8 billion increased 6%, driven by continued investments in the business and higher FDIC expense

Business Highlights[1,2(A)]

- Total Corporation investment banking fees (excl. self-led) of $1.2 billion increased $21 million, or 2%
- Average deposits of $504 billion increased $9 billion, or 2%
- Average loans and leases of $376 billion decreased $8 billion, or 2%, reflecting paydowns and lower client demand

Strong Digital Usage Continued[1]

- 75% digitally active clients across commercial, corporate, and business banking clients (CashPro® and BA360 platforms) (as of August 2023)
- Record quarterly CashPro App active users increased 14% and record number of sign-ins increased 41%
- Quarterly CashPro App Payment Approvals value of $192 billion increased 16%
- 40% of eligible credit monitoring documents uploaded digitally (as of August 2023)

Financial Results

	Three months ended		
($ in millions)	**9/30/2023**	**6/30/2023**	**9/30/2022**
Total revenue[2,3]	**$6,203**	$6,462	$5,591
Provision for credit losses	**(119)**	9	170
Noninterest expense	**2,804**	2,819	2,651
Pretax income	**3,518**	3,634	2,770
Income tax expense	**950**	981	734
Net income	**$2,568**	$2,653	$2,036

Business Highlights[2(A)]

	Three months ended		
($ in billions)	**9/30/2023**	**6/30/2023**	**9/30/2022**
Average deposits	**$504.4**	$497.5	$495.2
Average loans and leases	**376.2**	383.1	384.3
Total Corp. IB fees (excl. self-led)	**1.2**	1.2	1.2
Global Banking IB fees	**0.7**	0.7	0.7
Business Lending revenue	**2.6**	2.7	2.1
Global Transaction Services revenue	**2.8**	2.9	2.8
Efficiency ratio	**45 %**	44 %	47 %
Return on average allocated capital	**21**	22	18

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.

Continued Business Leadership

- World's Most Innovative Bank – 2023, Most Innovative Bank in North America[(o)]
- World's Best Digital Bank, World's Best Bank for Financing, North America's Best Digital Bank, North America's Best Bank for Small to Medium-sized Enterprises, North America's Best Bank for Sustainable Finance[(p)]
- Best Bank for Payments & Collections in North America[(q)]
- Model Bank award for Product Innovation in Cash Management – 2023, for CashPro Mobile, CashPro Forecasting, and CashPro API[(r)]
- Best Transaction Bank in North America[(s)]
- 2022 Quality, Share and Excellence Awards for U.S. Large Corporate Banking and Cash Management[(t)]
- Relationships with 74% of the Global Fortune 500; 95% of the U.S. Fortune 1,000 (2023)

See page 11 for Business Leadership sources.

5

BANK OF AMERICA

Global Markets[1,2,3,6]

- Net income of $1.2 billion increased $183 million, or 17%
  - Excluding net DVA, net income of $1.3 billion increased 17%[4]
- Revenue of $4.9 billion increased 10%, driven primarily by higher sales and trading revenue
- Noninterest expense of $3.2 billion increased 7%, driven by investments in the business, including people and technology
- Average VaR of $69 million[5]

Business Highlights[1,2,6(A)]

- Sales and trading revenue of $4.4 billion increased 8%; excluding net DVA, up 8%[(F)]
  - Fixed income, currencies, and commodities (FICC) revenue increased 6%, (ex. DVA, up 6%)[(F)] to $2.7 billion, driven by improved trading in credit and mortgage products, partially offset by weaker trading in currencies and rates
  - Equities revenue increased 10%, (ex. DVA, up 10%)[(F)] to $1.7 billion, driven primarily by an increase in client financing activities

Additional Highlights

- 680+ research analysts covering over 3,500 companies; 1,250+ corporate bond issuers across 55+ economies and 25 industries

Financial Results

	Three months ended		
($ in millions)	9/30/2023	6/30/2023	9/30/2022
Total revenue[2,3]	**$4,942**	$4,871	$4,483
Net DVA[4]	**(16)**	(102)	(14)
Total revenue (excl. net DVA)[2,3,4]	**$4,958**	$4,973	$4,497
Provision for credit losses	**(14)**	(4)	11
Noninterest expense	**3,235**	3,349	3,023
Pretax income	**1,721**	1,526	1,449
Income tax expense	**473**	420	384
Net income	**$1,248**	$1,106	$1,065
Net income (excl. net DVA)[4]	**$1,260**	$1,184	$1,076

Business Highlights[2(A)]

	Three months ended		
($ in billions)	9/30/2023	6/30/2023	9/30/2022
Average total assets	**$863.7**	$877.5	$847.9
Average trading-related assets	**609.7**	621.1	592.4
Average loans and leases	**131.3**	128.5	120.4
Sales and trading revenue	**4.4**	4.3	4.1
Sales and trading revenue (excl. net DVA)[4(F)]	**4.4**	4.4	4.1
Global Markets IB fees	**0.5**	0.5	0.4
Efficiency ratio	**65 %**	69 %	67 %
Return on average allocated capital	**11**	10	10

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See endnote F on page 10 for more information.
[5] VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Average VaR was $69MM, $76MM and $117MM for Q3-23, Q2-23 and Q3-22, respectively.
[6] The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.

Continued Business Leadership

- World's Best Bank for Markets[(p)]
- North America's Best Bank for Sustainable Finance[(p)]
- Americas Derivatives House of the Year and Americas House of the Year for Equity Derivatives, FX Derivatives, Commodities Derivatives and Research & Strategy House[(u)]
- Commodity Derivatives House and Americas ESG Financing House[(v)]
- Best CLO Arranger of the Year, Best Loan Secondary Trading Desk of the Year, Best CLO Tranche Trading Desk of the Year, Best CLO Research House[(w)]
- No. 1 All-America Sales Team in Equities Idea Generation[(x)]
- No. 1 Municipal Bonds Underwriter[(y)]
- No. 1 Market Share in US Registered Equity Block Trade Fees[(z)]

See page 11 for Business Leadership sources.

6

7 All Other1,2 Financial Results Three months ended ($ in millions) 9/30/2023 6/30/2023 9/30/2022 Total revenue2 $(1,618) $(1,767) $(799) Provision for credit losses (24) (160) (58) Noninterest expense 593 492 716 Pretax loss (2,187) (2,099) (1,457) Income tax expense (benefit) (2,276) (1,917) (1,176) Net income (loss) $89 $(182) $(281) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments. • Net income of $89 million increased $370 million vs. Q3-22, driven primarily by a higher income tax benefit and lower litigation expense • Total corporate effective tax rate (ETR) for the quarter was 4% – Excluding discrete tax benefits and recurring ESG tax credit benefits, the ETR would have been approximately 25% – Full-year 2023 ETR, excluding FDIC special assessment and other discrete items, is expected to be between 9-10%

BANK OF AMERICA

Credit Quality[1]

Charge-offs

- Total net charge-offs of $931 million increased $62 million from Q2-23
  - Consumer net charge-offs of $804 million increased $84 million from Q2-23, driven primarily by higher credit card losses
    - Credit card loss rate of 2.72% in Q3-23 vs. 2.60% in Q2-23, and remained below Q4-19 pre-pandemic loss rate of 3.03%
  - Commercial net charge-offs of $127 million decreased $22 million from Q2-23, driven by lower losses in Commercial Real Estate
- Net charge-off ratio[2] of 0.35% increased 2 bps from Q2-23 and remained below Q4-19 pre-pandemic levels

Provision for credit losses

- Provision for credit losses of $1.2 billion
  - Net reserve build of $303 million in Q3-23[(C)], driven primarily by credit card

Allowance for credit losses

- Allowance for loan and lease losses of $13.3 billion represented 1.27% of total loans and leases[3]
  - Total allowance of $14.6 billion included $1.4 billion for unfunded commitments
- Nonperforming loans of $4.8 billion increased $707 million from Q2-23, driven primarily by Commercial Real Estate
  - 59% of Consumer nonperforming loans are contractually current
- Commercial reservable criticized utilized exposure of $23.7 billion increased $2.3 billion from Q2-23, driven primarily by Commercial Real Estate

Highlights

	Three months ended		
($ in millions)	9/30/2023	6/30/2023	9/30/2022
Provision for credit losses	**$1,234**	$1,125	$898
Net charge-offs	**931**	869	520
Net charge-off ratio[2]	**0.35 %**	0.33 %	0.20 %
At period-end			
Nonperforming loans and leases	**$4,833**	$4,126	$3,983
Nonperforming loans and leases ratio	**0.46 %**	0.39 %	0.39 %
Allowance for loan and lease losses	**$13,287**	$12,950	$12,302
Allowance for loan and lease losses ratio[3]	**1.27 %**	1.24 %	1.20 %

[1] Comparisons are to the year-ago quarter unless noted.
[2] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[3] Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans accounted for under the fair value option.

8

BANK OF AMERICA

Balance Sheet, Liquidity, and Capital Highlights ($ in billions except per share data, end of period, unless otherwise noted)[(A)]

	Three months ended		
	9/30/2023	**6/30/2023**	**9/30/2022**
Ending Balance Sheet			
Total assets	**$3,153.1**	$3,123.2	$3,073.0
Total loans and leases	**1,049.1**	1,051.2	1,032.5
Total loans and leases in business segments (excluding All Other)	**1,039.9**	1,041.7	1,022.1
Total deposits	**1,884.6**	1,877.2	1,938.1
Average Balance Sheet			
Average total assets	**$3,128.5**	$3,175.4	$3,105.5
Average loans and leases	**1,046.3**	1,046.6	1,034.3
Average deposits	**1,876.2**	1,875.4	1,962.8
Funding and Liquidity			
Long-term debt	**$290.4**	$286.1	$269.1
Global Liquidity Sources, average[(D)]	**859**	867	941
Equity			
Common shareholders' equity	**$258.7**	$254.9	$240.4
Common equity ratio	**8.2 %**	8.2 %	7.8 %
Tangible common shareholders' equity[1]	**$188.5**	$184.8	$170.2
Tangible common equity ratio[1]	**6.1 %**	6.1 %	5.7 %
Per Share Data			
Common shares outstanding (in billions)	**7.92**	7.95	8.02
Book value per common share	**$32.65**	$32.05	$29.96
Tangible book value per common share[1]	**23.79**	23.23	21.21
Regulatory Capital[(E)]			
CET1 capital	**$194.2**	$190.1	$175.6
Standardized approach			
Risk-weighted assets	**$1,634**	$1,639	$1,599
CET1 ratio	**11.9 %**	11.6 %	11.0 %
Advanced approaches			
Risk-weighted assets	**$1,442**	$1,436	$1,391
CET1 ratio	**13.5 %**	13.2 %	12.6 %
Supplementary leverage			
Supplementary leverage ratio (SLR)	**6.2 %**	6.0 %	5.8 %

[1] Represents a non-GAAP financial measure. For reconciliation, see page 19.

9

Endnotes

BANK OF AMERICA

A We present certain key financial and nonfinancial performance indicators (KPIs) that management uses when assessing consolidated and/or segment results. We believe this information is useful because it provides management and investors with information about underlying operational performance and trends. KPIs are presented in Consolidated and Business Segment Highlights on page 1, Balance Sheet, Liquidity, and Capital Highlights on page 9 and on the Segment pages for each segment.

B We also measure NII on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. We believe that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practice. NII on an FTE basis was $14.5 billion, $14.3 billion and $13.9 billion for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively. The FTE adjustment was $153 million, $135 million and $106 million for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively.

C Reserve Build (or Release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses and other valuation accounts recognized in that period.

D Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency mortgage-backed securities, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

E Regulatory capital ratios at September 30, 2023 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Common equity tier 1 ratio under the Standardized approach for June 30, 2023 and September 30, 2022; and Total capital ratio under the Standardized approach for September 30, 2023.

F The below table includes Global Markets sales and trading revenue, excluding net DVA, which is a non-GAAP financial measure. We believe that the presentation of measures that exclude this item is useful because such measures provide additional information to assess the underlying operational performance and trends of our businesses and to allow better comparison of period-to-period operating performance.

	Three months ended		
(Dollars in millions)	**9/30/2023**	**6/30/2023**	**9/30/2022**
Sales and trading revenue			
Fixed-income, currencies and commodities	**$ 2,710**	$ 2,667	$ 2,552
Equities	**1,695**	1,618	1,540
Total sales and trading revenue	**$ 4,405**	$ 4,285	$ 4,092
Sales and trading revenue, excluding net debit valuation adjustment[1]			
Fixed-income, currencies and commodities	**$ 2,723**	$ 2,764	$ 2,567
Equities	**1,698**	1,623	1,539
Total sales and trading revenue, excluding net debit valuation adjustment	**$ 4,421**	$ 4,387	$ 4,106

[1] For the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, net DVA gains (losses) were $(16) million, $(102) million and $(14) million, FICC net DVA gains (losses) were $(13) million, $(97) million and $(15) million, and Equities net DVA gains (losses) were $(3) million, $(5) million and $1 million, respectively.

G Pretax, pre-provision income (PTPI) at the consolidated level, as well as at the segment level, is a non-GAAP financial measure calculated by adjusting the respective entity's pretax income to add back provision for credit losses. Management believes that PTPI (both at the consolidated and segment level) is a useful financial measure as it enables an assessment of the Company's ability to generate earnings to cover credit losses through a credit cycle and provides an additional basis for comparing the Company's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. For Reconciliations to GAAP financial measures, see page 19 for Total company and below for segments.

(Dollars in millions)	Third Quarter 2023	
	Consumer Banking	**Global Banking**
Pretax income	**$ 3,819**	**$ 3,518**
Provision for credit losses	**1,397**	**(119)**
Pretax, pre-provision income	**$ 5,216**	**$ 3,399**
	Second Quarter 2023	
	Consumer Banking	Global Banking
Pretax income	$ 3,804	$ 3,634
Provision for credit losses	1,267	9
Pretax, pre-provision income	$ 5,071	$ 3,643
	Third Quarter 2022	
	Consumer Banking	Global Banking
Pretax income	$ 4,069	$ 2,770
Provision for credit losses	738	170
Pretax, pre-provision income	$ 4,807	$ 2,940

H Operating leverage is calculated as the year-over-year percentage change in revenue, net of interest expense, less the percentage change in noninterest expense.

10

11 (a) Estimated U.S. retail deposits based on June 30, 2023 FDIC deposit data. (b) Javelin 2023 Online and Mobile Banking Scorecards. (c) FDIC, Q2-23. (d) Global Finance, March 2023. (e) Global Finance, August 2023. (f) Global Finance, December 2022. (g) J.D. Power 2023 Financial Health Support CertificationSM is based on exceeding customer experience benchmarks using client surveys and a best practices verification. For more information, visit jdpower.com/awards.* (h) J.D. Power 2023 U.S. Retail Banking Advice Satisfaction Study. For more information, visit jdpower.com/awards.* (i) Industry Q2-23 FDIC call reports. (j) Family Wealth Report, 2023. (k) Global Private Banking Innovation Award, 2023. (l) Wealth Management Industry Awards, 2023. (m) Pensions and Investments, 2023. (n) WealthBriefing Wealth for Good Awards, 2023. (o) Global Finance, 2023. (p) Euromoney, 2023. (q) Global Finance Treasury & Cash Management Awards, 2023. (r) Celent, 2023. (s) The Banker, 2023. (t) Greenwich, 2023. (u) GlobalCapital, 2023. (v) IFR, 2022. (w) DealCatalyst, 2022. (x) Institutional Investor, 2022. (y) Refinitiv, 2023 YTD. (z) Dealogic, 2023 YTD. * Website content is not incorporated by reference into this press release. Business Leadership Sources

12 Contact Information and Investor Conference Call Invitation Investor Call Information Chief Executive Officer Brian Moynihan and Chief Financial Officer Alastair Borthwick will discuss third-quarter 2023 financial results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at https://investor.bankofamerica.com. * For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international). The conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors can access replays of the conference call by visiting the Investor Relations website or by calling 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from noon October 17 through 11:59 p.m. ET on October 27. Investors May Contact: Lee McEntire, Bank of America Phone: 1.980.388.6780 lee.mcentire@bofa.com Jonathan G. Blum, Bank of America (Fixed Income) Phone: 1.212.449.3112 jonathan.blum@bofa.com Bank of America Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 69 million consumer and small business clients with approximately 3,900 retail financial centers, approximately 15,000 ATMs (automated teller machines) and award-winning digital banking with approximately 57 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the Corporation) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results, revenues, liquidity, net interest income, provision for credit losses, expenses, efficiency ratio, capital measures, strategy, deposits, assets, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. * Website content is not incorporated by reference into this press release. Reporters May Contact: Bill Halldin, Bank of America Phone: 1.916.724.0093 william.halldin@bofa.com Christopher Feeney, Bank of America Phone: 1.980.386.6794 christopher.feeney@bofa.com

13 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Corporation’s 2022 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions, including as a result of our participation in and execution of government programs related to the Coronavirus Disease 2019 (COVID-19) pandemic, such as the processing of unemployment benefits for California and certain other states; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the possibility that the Corporation could face increased claims from one or more parties involved in mortgage securitizations; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the risks related to the discontinuation of reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, inflation, currency exchange rates, economic conditions, trade policies and tensions, including tariffs, and potential geopolitical instability; the impact of the interest rate, inflationary, macroeconomic, banking and regulatory environment on the Corporation’s assets, business, financial condition and results of operations; the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, resulting in worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets and expectations regarding revenue, net interest income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and/or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and potential changes to loss allocations between financial institutions and customers, including for losses incurred from the use of our products and services, including Zelle, that were authorized by the customer but induced by fraud; the impact of failures or disruptions in or breaches of the Corporation’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental, social and governance goals and commitments or the impact of any changes in the Corporation's sustainability strategy or commitments generally; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary or regulatory policy; the emergence or continuation of widespread health emergencies or pandemics; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward- looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. “Bank of America” and “BofA Securities” are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”) or other affiliates, including, in the United States, BofA Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each of which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. is registered as a futures commission merchant with the CFTC and is a member of the NFA. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured · May Lose Value · Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker- dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered, or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom at https://newsroom.bankofamerica.com. * www.bankofamerica.com * * Website content is not incorporated by reference into this press release.

14

Bank of America Corporation and Subsidiaries

Selected Financial Data

(In millions, except per share data)

	Nine Months Ended September 30		Third Quarter	Second Quarter	Third Quarter
Summary Income Statement	**2023**	2022	**2023**	2023	2022
Net interest income	**$ 42,985**	$ 37,781	**$ 14,379**	$ 14,158	$ 13,765
Noninterest income	**33,637**	32,637	**10,788**	11,039	10,737
Total revenue, net of interest expense	**76,622**	70,418	**25,167**	25,197	24,502
Provision for credit losses	**3,290**	1,451	**1,234**	1,125	898
Noninterest expense	**48,114**	45,895	**15,838**	16,038	15,303
Income before income taxes	**25,218**	23,072	**8,095**	8,034	8,301
Income tax expense	**1,847**	2,676	**293**	626	1,219
Net income	**$ 23,371**	$ 20,396	**$ 7,802**	$ 7,408	$ 7,082
Preferred stock dividends	**1,343**	1,285	**532**	306	503
Net income applicable to common shareholders	**$ 22,028**	$ 19,111	**$ 7,270**	$ 7,102	$ 6,579
Average common shares issued and outstanding	**8,041.3**	8,122.2	**8,017.1**	8,040.9	8,107.7
Average diluted common shares issued and outstanding	**8,153.4**	8,173.3	**8,075.9**	8,080.7	8,160.8
Summary Average Balance Sheet					
Total cash and cash equivalents	**$ 332,070**	$ 230,409	**$ 378,955**	$ 385,140	$ 211,513
Total debt securities	**791,339**	940,808	**752,569**	771,355	901,654
Total loans and leases	**1,044,756**	1,009,211	**1,046,254**	1,046,608	1,034,334
Total earning assets	**2,727,935**	2,718,770	**2,738,699**	2,772,943	2,670,578
Total assets	**3,133,415**	3,156,657	**3,128,466**	3,175,358	3,105,546
Total deposits	**1,881,655**	2,006,584	**1,876,153**	1,875,353	1,962,775
Common shareholders' equity	**253,182**	241,420	**256,578**	254,028	241,882
Total shareholders' equity	**281,579**	269,514	**284,975**	282,425	271,017
Performance Ratios					
Return on average assets	**1.00 %**	0.86 %	**0.99 %**	0.94 %	0.90 %
Return on average common shareholders' equity	**11.63**	10.58	**11.24**	11.21	10.79
Return on average tangible common shareholders' equity [1]	**16.09**	14.93	**15.47**	15.49	15.21
Per Common Share Information					
Earnings	**$ 2.74**	$ 2.35	**$ 0.91**	$ 0.88	$ 0.81
Diluted earnings	**2.72**	2.34	**0.90**	0.88	0.81
Dividends paid	**0.68**	0.64	**0.24**	0.22	0.22
Book value	**32.65**	29.96	**32.65**	32.05	29.96
Tangible book value [1]	**23.79**	21.21	**23.79**	23.23	21.21

Summary Period-End Balance Sheet	**September 30 2023**	June 30 2023	September 30 2022
Total cash and cash equivalents	**$ 351,726**	$ 373,553	$ 204,976
Total debt securities	**778,873**	756,158	879,958
Total loans and leases	**1,049,149**	1,051,224	1,032,466
Total earning assets	**2,761,184**	2,724,196	2,639,450
Total assets	**3,153,090**	3,123,198	3,072,953
Total deposits	**1,884,601**	1,877,209	1,938,097
Common shareholders' equity	**258,667**	254,922	240,390
Total shareholders' equity	**287,064**	283,319	269,524
Common shares issued and outstanding	**7,923.4**	7,953.6	8,024.5

	Nine Months Ended September 30		Third Quarter	Second Quarter	Third Quarter
Credit Quality	**2023**	2022	**2023**	2023	2022
Total net charge-offs	**$ 2,607**	$ 1,483	**$ 931**	$ 869	$ 520
Net charge-offs as a percentage of average loans and leases outstanding [2]	**0.34 %**	0.20 %	**0.35 %**	0.33 %	0.20 %
Provision for credit losses	**$ 3,290**	$ 1,451	**$ 1,234**	$ 1,125	$ 898

	September 30 2023	June 30 2023	September 30 2022
Total nonperforming loans, leases and foreclosed properties [3]	**$ 4,993**	$ 4,274	$ 4,156
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [3]	**0.48 %**	0.41 %	0.40 %
Allowance for loan and lease losses	**$ 13,287**	$ 12,950	$ 12,302
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [2]	**1.27 %**	1.24 %	1.20 %

For footnotes, see page 15.

Current-period information is preliminary and based on company data available at the time of the presentation.

Current-period information is preliminary and based on company data available at the time of the presentation. 15 Bank of America Corporation and Subsidiaries Selected Financial Data (continued) (Dollars in millions) Capital Management September 30 2023 June 30 2023 September 30 2022 Regulatory capital metrics (4): Common equity tier 1 capital $ 194,230 $ 190,113 $ 175,554 Common equity tier 1 capital ratio - Standardized approach 11.9% 11.6% 11.0 % Common equity tier 1 capital ratio - Advanced approaches 13.5 13.2 12.6 Tier 1 leverage ratio 7.3 7.1 6.8 Supplementary leverage ratio 6.2 6.0 5.8 Total ending equity to total ending assets ratio 9.1 9.1 8.8 Common equity ratio 8.2 8.2 7.8 Tangible equity ratio (5) 7.0 7.0 6.6 Tangible common equity ratio (5) 6.1 6.1 5.7 (1) Return on average tangible common shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on page 19. (2) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation. (3) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate, and nonperforming loans held-for-sale or accounted for under the fair value option. (4) Regulatory capital ratios at September 30, 2023 are preliminary. Bank of America Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation’s binding ratio was the Common equity tier 1 ratio under the Standardized approach for June 30, 2023 and September 2022; and Total capital ratio under the Standardized approach for September 30, 2023. (5) Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on page 19.

16

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment and All Other

(Dollars in millions)

	Third Quarter 2023				
	Consumer Banking	**GWIM**	**Global Banking**	**Global Markets**	**All Other**
Total revenue, net of interest expense	**$ 10,472**	**$ 5,321**	**$ 6,203**	**$ 4,942**	**$ (1,618)**
Provision for credit losses	**1,397**	**(6)**	**(119)**	**(14)**	**(24)**
Noninterest expense	**5,256**	**3,950**	**2,804**	**3,235**	**593**
Net income	**2,864**	**1,033**	**2,568**	**1,248**	**89**
Return on average allocated capital [(1)]	**27 %**	**22 %**	**21 %**	**11 %**	**n/m**
Balance Sheet					
Average					
Total loans and leases	**$ 310,761**	**$ 218,569**	**$ 376,214**	**$ 131,298**	**$ 9,412**
Total deposits	**980,051**	**291,770**	**504,432**	**31,890**	**68,010**
Allocated capital [(1)]	**42,000**	**18,500**	**49,250**	**45,500**	**n/m**
Quarter end					
Total loans and leases	**$ 313,216**	**$ 218,913**	**$ 373,351**	**$ 134,386**	**$ 9,283**
Total deposits	**982,302**	**290,732**	**494,938**	**31,041**	**85,588**

	Second Quarter 2023				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,524	$ 5,242	$ 6,462	$ 4,871	$ (1,767)
Provision for credit losses	1,267	13	9	(4)	(160)
Noninterest expense	5,453	3,925	2,819	3,349	492
Net income (loss)	2,853	978	2,653	1,106	(182)
Return on average allocated capital [(1)]	27 %	21 %	22 %	10 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 306,662	$ 218,604	$ 383,058	$ 128,539	$ 9,745
Total deposits	1,006,337	295,380	497,533	33,222	42,881
Allocated capital [(1)]	42,000	18,500	49,250	45,500	n/m
Quarter end					
Total loans and leases	$ 309,735	$ 219,208	$ 381,609	$ 131,128	$ 9,544
Total deposits	1,004,482	292,526	492,734	33,049	54,418

	Third Quarter 2022				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 9,904	$ 5,429	$ 5,591	$ 4,483	$ (799)
Provision for credit losses	738	37	170	11	(58)
Noninterest expense	5,097	3,816	2,651	3,023	716
Net income	3,072	1,190	2,036	1,065	(281)
Return on average allocated capital [(1)]	30 %	27 %	18 %	10 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 295,231	$ 223,734	$ 384,305	$ 120,435	$ 10,629
Total deposits	1,069,093	339,487	495,154	38,820	20,221
Allocated capital [(1)]	40,000	17,500	44,500	42,500	n/m
Quarter end					
Total loans and leases	$ 297,825	$ 224,858	$ 377,711	$ 121,721	$ 10,351
Total deposits	1,072,580	324,859	484,309	37,318	19,031

[(1)] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

The Company reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.

Current-period information is preliminary and based on company data available at the time of the presentation.

Current-period information is preliminary and based on company data available at the time of the presentation. 17 Bank of America Corporation and Subsidiaries Year-to-Date Results by Business Segment and All Other (Dollars in millions) Nine Months Ended September 30, 2023 Consumer Banking GWIM Global Banking Global Markets All Other Total revenue, net of interest expense $ 31,702 $ 15,878 $ 18,868 $ 15,439 $ (4,843) Provision for credit losses 3,753 32 (347) (71) (77) Noninterest expense 16,182 11,942 8,563 9,935 1,492 Net income (loss) 8,825 2,928 7,776 4,042 (200) Return on average allocated capital (1) 28% 21% 21% 12 % n/m Balance Sheet Average Total loans and leases $ 307,091 $ 219,530 $ 380,076 $ 128,317 $ 9,742 Total deposits 1,004,041 300,308 498,224 33,725 45,357 Allocated capital (1) 42,000 18,500 49,250 45,500 n/m Period end Total loans and leases $ 313,216 $ 218,913 $ 373,351 $ 134,386 $ 9,283 Total deposits 982,302 290,732 494,938 31,041 85,588 Nine Months Ended September 30, 2022 Consumer Banking GWIM Global Banking Global Markets All Other Total revenue, net of interest expense $ 27,853 $ 16,338 $ 15,791 $ 14,277 $ (3,526) Provision for credit losses 1,036 29 492 24 (130) Noninterest expense 14,977 11,706 8,133 9,249 1,830 Net income 8,939 3,475 5,267 3,678 (963) Return on average allocated capital (1) 30% 27% 16% 12 % n/m Balance Sheet Average Total loans and leases $ 289,672 $ 218,030 $ 373,547 $ 114,505 $ 13,457 Total deposits 1,067,785 362,611 514,612 41,448 20,128 Allocated capital (1) 40,000 17,500 44,500 42,500 n/m Period end Total loans and leases $ 297,825 $ 224,858 $ 377,711 $ 121,721 $ 10,351 Total deposits 1,072,580 324,859 484,309 37,318 19,031 (1) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently. n/m = not meaningful

Current-period information is preliminary and based on company data available at the time of the presentation. 18 Bank of America Corporation and Subsidiaries Supplemental Financial Data (Dollars in millions) Nine Months Ended September 30 Third Quarter 2023 Second Quarter 2023 Third Quarter 2022FTE basis data (1) 2023 2022 Net interest income $ 43,407 $ 38,096 $ 14,532 $ 14,293 $ 13,871 Total revenue, net of interest expense 77,044 70,733 25,320 25,332 24,608 Net interest yield 2.12% 1.87% 2.11% 2.06% 2.06 % Efficiency ratio 62.45 64.88 62.55 63.31 62.18 Other Data September 30 2023 June 30 2023 September 30 2022 Number of financial centers - U.S. 3,862 3,887 3,932 Number of branded ATMs - U.S. 15,253 15,335 15,572 Headcount 212,752 215,546 213,270 (1) FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax- exempt sources and is consistent with industry practices. Net interest income includes FTE adjustments of $422 million and $315 million for the nine months ended September 30, 2023 and 2022, $153 million and $135 million for the third and second quarters of 2023, and $106 million for the third quarter of 2022.

19

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)

The Corporation evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents shareholders' equity or common shareholders' equity reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities ("adjusted" shareholders' equity or common shareholders' equity). Return on average tangible common shareholders' equity measures the Corporation's net income applicable to common shareholders as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total tangible assets (total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities). Return on average tangible shareholders' equity measures the Corporation's net income as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total tangible assets. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below for reconciliations of these non-GAAP financial measures to the most closely related financial measures defined by GAAP for the nine months ended September 30, 2023 and 2022, and the three months ended September 30, 2023, June 30, 2023 and September 30, 2022. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate supplemental financial data differently.

	Nine Months Ended September 30		Third Quarter	Second Quarter	Third Quarter
	2023	2022	2023	2023	2022
Reconciliation of income before income taxes to pretax, pre-provision income					
Income before income taxes	$ 25,218	$ 23,072	$ 8,095	$ 8,034	$ 8,301
Provision for credit losses	3,290	1,451	1,234	1,125	898
Pretax, pre-provision income	$ 28,508	$ 24,523	$ 9,329	$ 9,159	$ 9,199
Reconciliation of average shareholders' equity to average tangible shareholders' equity and average tangible common shareholders' equity					
Shareholders' equity	$ 281,579	$ 269,514	$ 284,975	$ 282,425	$ 271,017
Goodwill	(69,022)	(69,022)	(69,021)	(69,022)	(69,022)
Intangible assets (excluding mortgage servicing rights)	(2,049)	(2,127)	(2,029)	(2,049)	(2,107)
Related deferred tax liabilities	895	925	890	895	920
Tangible shareholders' equity	$ 211,403	$ 199,290	$ 214,815	$ 212,249	$ 200,808
Preferred stock	(28,397)	(28,094)	(28,397)	(28,397)	(29,134)
Tangible common shareholders' equity	$ 183,006	$ 171,196	$ 186,418	$ 183,852	$ 171,674
Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity and period-end tangible common shareholders' equity					
Shareholders' equity	$ 287,064	$ 269,524	$ 287,064	$ 283,319	$ 269,524
Goodwill	(69,021)	(69,022)	(69,021)	(69,021)	(69,022)
Intangible assets (excluding mortgage servicing rights)	(2,016)	(2,094)	(2,016)	(2,036)	(2,094)
Related deferred tax liabilities	886	915	886	890	915
Tangible shareholders' equity	$ 216,913	$ 199,323	$ 216,913	$ 213,152	$ 199,323
Preferred stock	(28,397)	(29,134)	(28,397)	(28,397)	(29,134)
Tangible common shareholders' equity	$ 188,516	$ 170,189	$ 188,516	$ 184,755	$ 170,189
Reconciliation of period-end assets to period-end tangible assets					
Assets	$ 3,153,090	$ 3,072,953	$ 3,153,090	$ 3,123,198	$ 3,072,953
Goodwill	(69,021)	(69,022)	(69,021)	(69,021)	(69,022)
Intangible assets (excluding mortgage servicing rights)	(2,016)	(2,094)	(2,016)	(2,036)	(2,094)
Related deferred tax liabilities	886	915	886	890	915
Tangible assets	$ 3,082,939	$ 3,002,752	$ 3,082,939	$ 3,053,031	$ 3,002,752
Book value per share of common stock					
Common shareholders' equity	$ 258,667	$ 240,390	$ 258,667	$ 254,922	$ 240,390
Ending common shares issued and outstanding	7,923.4	8,024.5	7,923.4	7,953.6	8,024.5
Book value per share of common stock	$ 32.65	$ 29.96	$ 32.65	$ 32.05	$ 29.96
Tangible book value per share of common stock					
Tangible common shareholders' equity	$ 188,516	$ 170,189	$ 188,516	$ 184,755	$ 170,189
Ending common shares issued and outstanding	7,923.4	8,024.5	7,923.4	7,953.6	8,024.5
Tangible book value per share of common stock	$ 23.79	$ 21.21	$ 23.79	$ 23.23	$ 21.21

Current-period information is preliminary and based on company data available at the time of the presentation.